EXHIBIT 99.1
T-Mobile Reports Record Financials and Strong Customer Growth in FY 2019, Beating Increased Guidance while Balancing Growth and Profitability
In Q4 2019 Total Net Additions of 1.9M, Branded Postpaid Phone Net Additions of 1.0M, Record Service Revenues of $8.7B, Strong Q4 Net Income of $751M and Record Q4 Adj. EBITDA of $3.2B

Record Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.7 billion, up 6% in Q4 2019 - up 6% to $34.0 billion in 2019

•	Record Total revenues of $11.9 billion, up 4% in Q4 2019 - up 4% to $45.0 billion in 2019

•	Strong Net income of $751 million, up 17% in Q4 2019 - up 20% to $3.5 billion in 2019

•	Diluted earnings per share (“EPS”) of $0.87, up 16% in Q4 2019 - up 20% to $4.02 in 2019

•	Record Q4 Adjusted EBITDA(1) of $3.2 billion, up 9% in Q4 2019 - up 8% to $13.4 billion in 2019

•	Strong Net cash provided by operating activities of $1.5 billion, up 61% in Q4 2019 - up 75% to $6.8 billion in 2019

•	Record Free Cash Flow(1) of $1.4 billion, up 15% in Q4 2019 - up 22% to $4.3 billion in 2019
Strong Customer Growth

•	1.9 million total net additions in Q4 2019 - 7.0 million in 2019 - 6th year in a row of more than 5 million total net additions

•	1.3 million branded postpaid net additions in Q4 2019, best in industry - 4.5 million in 2019, best in industry

•	1.0 million branded postpaid phone net additions in Q4 2019, best in industry - 3.1 million in 2019, best in industry

•	77,000 branded prepaid net additions in Q4 2019 - 339,000 in 2019

•	Branded postpaid phone churn of 1.01% in Q4 2019, up 2 bps YoY - 0.89% in 2019, down 12 bps from 2018
First Nationwide 5G Network

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Launched the first nationwide 5G network utilizing 600 MHz spectrum, forming the foundational 5G coverage layer for New T-Mobile; network covers more than 200 million people and more than 5,000 cities and towns

•	4G LTE on 600 MHz now covers 248 million people and 1.5 million square miles

•	Currently, more than 33 million 600 MHz compatible devices already on our network
Strong Standalone Outlook for 2020

•	Branded postpaid net additions of 2.6 to 3.6 million

•	Net income is not available on a forward-looking basis(2)

•	Adjusted EBITDA target of $13.7 to $14.0 billion, which includes leasing revenues of $450 to $550 million

•
Cash purchases of property and equipment, including capitalized interest of approximately $400 million, are expected to be $5.9 to $6.2 billion. Cash purchases of property and equipment, excluding capitalized interest, are expected to be $5.5 to $5.8 billion

•	In Q1 2020, pre-close merger-related costs are expected to be $200 to $300 million before taxes

•	Net cash provided by operating activities, excluding payments for merger-related costs and any settlement of interest rate swaps, is expected to be in the range of $7.9 to $8.5 billion

•	Free Cash Flow, excluding payments for merger-related costs and any settlement of interest rate swaps, is expected to be in the range of $5.4 to $5.8 billion
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - February 6, 2020 - T-Mobile US, Inc. (NASDAQ: TMUS) once again delivered incredible results in the fourth quarter of 2019, reporting strong net customer additions including 1.9 million total net customer additions, the 27th quarter in a row with more than 1 million total net customer additions. Our 1.0 million branded postpaid phone net customer additions led the industry once again. For full-year 2019, T-Mobile had 7.0 million total net customer additions, including 4.5 million branded postpaid net customer additions - beating its increased customer guidance range of 4.1 to 4.3 million for the full-year 2019. In addition, we reported all-time record-high financial results, including service and total revenues, as well as record Q4 Adjusted EBITDA. These results concluded another record-breaking year for the Un-carrier, in which we delivered strong customer growth and record financial results for the full-year 2019 - once again beating our full-year guidance.

In December 2019, T-Mobile launched America’s first nationwide 5G network, including prepaid 5G with Metro by T-Mobile, covering more than 200 million people and more than 5,000 cities and towns across the United States with 5G. In addition, we introduced two new 600 MHz 5G capable superphones, the exclusive OnePlus 7T Pro 5G McLaren and the Samsung Galaxy Note 10+ 5G and anticipate offering an industry-leading smartphone portfolio built to work on nationwide 5G in 2020. This 5G network is the foundational layer of 5G coverage and it’s just the beginning! With the New T-Mobile, we will be able to combine this foundational layer of 5G with Sprint’s 2.5 GHz mid-band spectrum, resulting in a broad and deep nationwide 5G experience for everyone, everywhere. And, T-Mobile continues to invest in building its nationwide 4G LTE network, which now covers 327 million Americans, and continues to rapidly deploy its 600 MHz spectrum, which now covers 248 million people, and is live in nearly 8,900 cities and towns across 49 states and Puerto Rico.

“T-Mobile continues to deliver incredible results quarter after quarter! In Q4 we set new financial records across the board and recorded our 27th consecutive quarter with over 1 million total net customer additions,” said John Legere, CEO of T-Mobile. “We achieved these spectacular results all while launching the first and only nationwide 5G network, announcing Un-carrier 1.0 for New T-Mobile, and delivering a compelling and fact-based argument in court to support our pending merger. Our results continue to show that the Un-carrier strategy works, and it delivers for both customers and shareholders. I couldn’t be more confident and excited about our future and We Won’t Stop!”

Strong Customer Growth
T-Mobile continues to deliver strong customer growth, and in Q4 2019 set a record of 27 consecutive quarters of more than 1 million total net customer additions. We once again led the industry in branded postpaid phone net customer additions.

	Quarter			Year Ended December 31,
(in thousands, except churn)	Q4 2019	Q3 2019	Q4 2018	2019	2018
Total net customer additions	1,863	1,747	2,402	7,011	7,044
Branded postpaid net customer additions	1,314	1,074	1,358	4,515	4,459
Branded postpaid phone net customer additions	1,001	754	1,020	3,121	3,097
Branded postpaid other customer additions	313	320	338	1,394	1,362
Branded prepaid net customer additions	77	62	135	339	460
Total customers, end of period	86,046	84,183	79,651	86,046	79,651
Branded postpaid phone churn	1.01%	0.89%	0.99%	0.89%	1.01%
Branded prepaid churn	3.97%	3.98%	3.99%	3.82%	3.96%

•
Total net customer additions were 1.9 million in Q4 2019, bringing our total customer count to 86.0 million, and marking the 27th straight quarter in which T-Mobile generated more than 1 million total net customer additions. For full-year 2019, total net customer additions were 7.0 million, marking the sixth year in a row of more than 5 million total net customer additions.

•
Branded postpaid net customer additions were 1.3 million in Q4 2019, the 8th consecutive quarter we have led the industry in this metric. For full-year 2019, branded postpaid net customer additions were 4.5 million, which exceeded the top end of our increased guidance range for branded postpaid net customer additions of 4.1 to 4.3 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid phone net customer additions were 1.0 million in Q4 2019, down 19,000 year-over-year. This slight decrease was primarily due to higher deactivations from a growing customer base, partially offset by higher gross customer additions. Q4 2019 was the 24th consecutive quarter in which T-Mobile led the industry in this category. For full-year 2019, branded postpaid phone net customer additions were 3.1 million, up 24,000 primarily due to lower churn, the 6th straight year in which T-Mobile led the industry in this category.

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Branded postpaid other net customer additions were 313,000 in Q4 2019, down 25,000 year-over-year. This decrease was primarily due to higher deactivations from a growing customer base. Branded postpaid other net customer additions were a record 1.4 million in full-year 2019, up 32,000 primarily due to additions from other connected devices.

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Branded postpaid phone churn was 1.01% in Q4 2019, essentially flat year-over-year, reflecting continued strong brand loyalty in a heightened competitive environment. For full-year 2019, branded postpaid phone churn decreased 12 basis points to 0.89%, primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings.

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Branded prepaid net customer additions were 77,000 in Q4 2019 and 339,000 in full-year 2019. Migrations to branded postpaid plans reduced branded prepaid net customer additions by approximately 160,000 in Q4 2019 and 525,000 for full-year 2019.

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Branded prepaid churn was 3.97% in Q4 2019, essentially flat year-over-year and down 14 basis points to 3.82% in full-year 2019, primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality and the continued success of our prepaid brands due to promotional activities and rate plan offers.

Record Financial Performance
T-Mobile’s strong financial performance in Q4 2019 and full-year 2019 proves that our strategy is not only good for customers, it’s also good for stockholders. We continue to successfully translate customer growth into industry-leading service revenue growth.

(in millions, except EPS)	Quarter			Year Ended December 31,		Q4 2019 vs. Q3 2019	Q4 2019 vs. Q4 2018	YTD 2019 vs. YTD 2018
	Q4 2019	Q3 2019	Q4 2018	2019	2018
Total service revenues	$8,708	$8,583	$8,189	$33,994	$31,992	1.5%	6.3%	6.3%
Total revenues	11,878	11,061	11,445	44,998	43,310	7.4%	3.8%	3.9%
Net income	751	870	640	3,468	2,888	(13.7)%	17.3%	20.1%
EPS	0.87	1.01	0.75	4.02	3.36	(13.9)%	16.0%	19.6%
Adjusted EBITDA (1)	3,242	3,396	2,970	13,383	12,398	(4.5)%	9.2%	7.9%
Net cash provided by operating activities	1,537	1,748	954	6,824	3,899	(12.1)%	61.1%	75.0%
Cash purchases of property and equipment, including capitalized interest	1,157	1,514	1,184	6,391	5,541	(23.6)%	(2.3)%	15.3%
Free Cash Flow (1)	1,398	1,134	1,220	4,319	3,552	23.3%	14.6%	21.6%

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

The following discussion is for the three months and year ended December 31, 2019, compared to the same periods in 2018 unless otherwise stated.

•
Total service revenues increased 6% to a record-high of $8.7 billion in Q4 2019 and 6% to a record-high of $34.0 billion in full-year 2019. These results represent our best quarterly and full-year performance ever and we led the industry for the 23rd consecutive quarter in year-over-year service revenue percentage growth. Branded postpaid revenues increased 8% year-over-year.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Total revenues increased 4% to a record-high of $11.9 billion in Q4 2019 and increased 4% to a record-high of $45.0 billion in full-year 2019, driven by growth in service revenues, partially offset by a decrease in equipment revenues.

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Branded postpaid phone Average Revenue per User (ARPU) decreased 1.1% to $45.79 in Q4 2019 and decreased 0.8% to $46.04 in full-year 2019. The slight decrease in both periods was primarily due to increased promotional activities, including growth in our Netflix offering, and a reduction in regulatory program revenues from the continued adoption of tax inclusive plans. Also impacting Q4 2019 was the impact of a reduction in the non-cash, non-recurring benefit related to Data Stash as the majority of customers had transitioned to unlimited plans by Q3 2019. These decreases were partially offset by the growing success of new customer segments and rate plans and higher premium services revenue.

We expect Branded postpaid phone ARPU in full-year 2020 to be generally stable compared to full-year 2019 within a range of plus 1% to minus 1%.

•
Branded prepaid ARPU was essentially flat at $38.54 in Q4 2019 and down 1.5% to $37.95 in full-year 2019, primarily due to the impact of dilution from promotional activity and growth in our Amazon Prime offering, partially offset by the removal of certain branded prepaid customers associated with products now offered and distributed by a current MVNO partner as those customers had lower Branded prepaid ARPU.

•	Net income increased 17% to $751 million in Q4 2019 and 20% to $3.5 billion in full-year 2019, primarily due to higher Operating income. Net income was impacted by the following:

◦
Merger-related costs of $105 million and $501 million in Q4 2019 and full-year 2019, respectively, compared to merger-related costs of $88 million and $180 million in the same periods of 2018, respectively.

◦
The year-over-year and full-year 2019 impact from commission costs capitalized and amortized beginning upon the adoption of ASC 606 on January 1, 2018, reduced Net income by $69 million and $249 million, respectively.

◦
The negative impact of hurricane costs, net of insurance reimbursements, was $11 million in Q4 2018. The positive impact of hurricane-related reimbursements, net of costs, was $99 million in 2018. There were no significant impacts from hurricanes in 2019.

◦	The positive impact of the new lease standard of approximately $44 million and $175 million in Q4 2019 and full-year 2019, respectively.

•	EPS increased 16% to $0.87 in Q4 2019 and 20% to $4.02 in full-year 2019. EPS was impacted by the following:

◦	The impact from merger-related costs of $0.12 and $0.58 in Q4 2019 and full-year 2019, respectively, compared to the impact from merger-related costs of $0.10 and $0.21 in the same periods of 2018.

◦	The year-over-year and full-year 2019 impact from commission costs capitalized and amortized beginning upon the adoption of ASC 606 on January 1, 2018, reduced EPS by $0.08 and $0.29, respectively.

◦
The negative impact of hurricane costs, net of insurance reimbursements, was $0.01 in Q4 2018. The positive impact of hurricane-related reimbursements, net of costs, was $0.12 in 2018. There were no significant impacts from hurricanes in 2019.

◦	The positive impact of the new lease standard of approximately $0.05 and $0.20 in Q4 2019 and full-year 2019, respectively.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Adjusted EBITDA increased 9% to a Q4 record $3.2 billion in Q4 2019 and 8% to a record $13.4 billion in full-year 2019, primarily due to higher service revenues, partially offset by higher Selling, general and administrative expenses and higher Cost of services expenses. Adjusted EBITDA was impacted by the following:

◦
The impact from commission costs capitalized and amortized, beginning upon the adoption of ASC 606 on January 1, 2018, reduced Adjusted EBITDA by $93 million year-over-year and $337 million in 2019 compared to 2018.

◦
The negative impact of hurricane costs, net of insurance reimbursements, was $14 million in Q4 2018. The positive impact of hurricane-related reimbursements, net of costs, was $158 million in 2018. There were no significant impacts from hurricanes in 2019.

◦	The positive impact of the new lease standard of approximately $49 million and $195 million in Q4 2019 and full-year 2019, respectively.

◦
Excluded from Adjusted EBITDA were merger-related costs of $126 million and $620 million in Q4 2019 and full-year 2019, respectively, compared to $102 million and $196 million in the same periods of 2018.

•
Net cash provided by operating activities increased 61% to $1.5 billion in Q4 2019 and 75% to $6.8 billion in full-year 2019. These increases primarily resulted from higher Net income and net non-cash adjustments to Net income and lower net cash outflows from changes in working capital.

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Cash purchases of property and equipment were essentially flat at $1.2 billion in Q4 2019, including capitalized interest of $112 million. For full-year 2019, cash purchases of property and equipment, including capitalized interest of $473 million, increased 15% to $6.4 billion due to expenditures for the accelerated launch of our 5G network and the continued build-out of our 600 MHz low-band spectrum.

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Free Cash Flow increased 15% to $1.4 billion in Q4 2019 and 22% to $4.3 billion in full-year 2019, primarily due to higher net cash provided by operating activities, partially offset by lower proceeds related to our deferred purchase price from securitization transactions. Excluding the impact of payments for merger-related costs of $133 million in Q4 2019 and $442 million in full-year 2019, Free Cash Flow was $1.5 billion in Q4 2019 and $4.8 billion in full-year 2019.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

First Nationwide 5G Network
T-Mobile continues to expand the footprint and improve the quality of its network to better serve its customers. 327 million Americans are covered by our 4G LTE network, and our rapid deployment of 600 MHz spectrum provides customers with even better coverage and supports the launch of our nationwide 5G network. Highlights from Q4 2019 include:

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Nationwide 5G: In December 2019, T-Mobile launched America’s first nationwide 5G network, including prepaid 5G with Metro by T-Mobile, covering more than 200 million people and more than 5,000 cities and towns across the United States with 5G. In addition, we introduced two new 600 MHz 5G capable superphones, the exclusive OnePlus 7T Pro 5G McLaren and the Samsung Galaxy Note10+ 5G and anticipate offering an industry-leading smartphone portfolio built to work on nationwide 5G in 2020. This 5G network is our foundational layer of 5G coverage on 600 MHz low-band spectrum and this is just the beginning! T-Mobile’s 5G covers more than 60% of the population across more than 1 million square miles. T-Mobile’s 5G network works indoors and is available to anyone with a capable device. We have also rolled out 5G on millimeter wave (mmWave) spectrum in parts of 7 cities, including New York and most recently Miami.

•
Deployment of 600 MHz spectrum: At the end of Q4 2019, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum. As of December 31, 2019, we had cleared 275 million POPs and we expect to clear the remaining 600 MHz POPs in 2020. T-Mobile continues its deployment of 4G LTE on 600 MHz spectrum, using 5G-ready equipment, with 1.5 million square miles already lit up, covering 248 million POPs in nearly 8,900 cities and towns in 49 states and Puerto Rico. Combining 600 MHz spectrum and 700 MHz spectrum, we have deployed low-band spectrum to 316 million POPs. Currently, more than 33 million devices on T-Mobile’s network are compatible with 600 MHz spectrum.

Strong Standalone Outlook for 2020
The following represents T-Mobile standalone guidance.
We expect postpaid net customer additions between 2.6 and 3.6 million in 2020.
Net income is not available on a forward-looking basis.
Adjusted EBITDA is expected to be in the range of $13.7 to $14.0 billion in 2020. Our Adjusted EBITDA target includes leasing revenues of $450 to $550 million and takes into account our network expansion, including the continued deployment of our 600 MHz spectrum and 5G network.
Cash purchases of property and equipment, including capitalized interest of approximately $400 million, are expected to be between $5.9 and $6.2 billion for full-year 2020. Cash purchases of property and equipment, excluding capitalized interest, are expected to be between $5.5 and $5.8 billion. We expect that cash purchases of property and equipment will be heavily weighted to early in the year, similar to 2019.
In Q1 2020, pre-close merger-related costs are expected to be $200 to $300 million before taxes.
Net cash provided by operating activities, excluding payments for merger-related costs and any settlement of interest rate swaps, is expected to be in the range of $7.9 to $8.5 billion.
Free Cash Flow, excluding payments for merger-related costs and any settlement of interest rate swaps, is expected to be in the range of $5.4 to $5.8 billion. We expect a similar seasonal development of Free Cash Flow in 2020 as in 2019 with a lower Free Cash Flow in the first quarter, ramping in later quarters, based on expected timing for cash purchases of property and equipment.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q4 2019 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to also use certain social media accounts as means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and through April 30, 2020, the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as means for personal communications and observations, and on and after May 1, 2020 the @SievertMike Twitter (https://twitter.com/SievertMike) account, which Mr. Sievert also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our nationwide 5G and advanced 4G LTE network delivers outstanding wireless experiences to 86.0 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q4 2019 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	Thursday, February 6, 2020
Time:	4:30 p.m. (ET)
US/Canada:	866-575-6534
International:	+1 323-794-2094
Participant Passcode:	5259088

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Twitter:

Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1 719-457-0820 (international). The passcode required to listen to the replay is 5259088.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, regulatory approval for the merger (the “Merger”) with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and other parties therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), risks associated with the actions and conditions we have agreed to in connection with regulatory approval for the Transactions, and the risk that such regulatory approval may result in the imposition of additional conditions that, if accepted by the parties, could adversely affect the combined company or the expected benefits of the Transactions, or the failure to satisfy any of the other conditions to the Transactions on a timely basis or at all; the risk that the antitrust litigation related to the Transactions brought by the attorneys general of certain states and the District of Columbia will result in an order preventing the completion of the Transactions and the risk of other litigation or regulatory or regulatory actions related to the Transactions; the exercise by one or both parties of a right to terminate the Business Combination Agreement; adverse effects on the market price of our common stock or on our operating results because of a failure to complete the Merger in the anticipated timeframe, on the anticipated terms or at all; inability to obtain the financing contemplated to be obtained in connection with the Transactions on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the Transactions on the market price of our common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; the assumption of significant liabilities in connection with, and significant costs related to the Transactions, including financing costs and unknown liabilities of Sprint that may become liabilities of the combined company or that may otherwise arise and financing costs; failure to realize the expected benefits and synergies of the Transactions in the expected timeframes, in part or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; differences with Sprint’s control environments, cultures, and auditor expectations may result in future material weaknesses, significant deficiencies, and/or control deficiencies while we work to integrate the companies and align guidelines and practices; costs or difficulties related to the completion of the divestiture of Sprint’s prepaid wireless businesses to DISH Network Corporation and the satisfaction of any related government commitments to such divestiture; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the Transactions could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; adverse economic, political or market conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; inability to implement and maintain effective cyber security measures over critical business systems; breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license results in changes to the royalty rates for our trademarks; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the occurrence of high fraud rates related to device financing, credit cards, dealers, or subscriptions; and interests of our majority stockholder may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

Important Additional Information
In connection with the Transactions, T-Mobile US, Inc. (“T-Mobile”) has filed a registration statement on Form S-4 (File No. 333-226435), which contains a joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the Transactions with the SEC. The registration statement on Form S-4 was declared effective by the SEC on October 29, 2018, and T-Mobile and Sprint commenced mailing the joint consent solicitation statement/prospectus to their respective stockholders on October 29, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain these documents free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov, or from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov, or from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	investor.relations@t-mobile.com
http://newsroom.t-mobile.com	http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to Net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	2018	2019
Net income	$671	$782	$795	$640	$908	$939	$870	$751	$2,888	$3,468
Adjustments:
Interest expense	251	196	194	194	179	182	184	182	835	727
Interest expense to affiliates	166	128	124	104	109	101	100	98	522	408
Interest income	(6)	(6)	(5)	(2)	(8)	(4)	(5)	(7)	(19)	(24)
Other (income) expense, net	(10)	64	(3)	3	(7)	22	(3)	(4)	54	8
Income tax expense	210	286	335	198	295	301	325	214	1,029	1,135
Operating income	1,282	1,450	1,440	1,137	1,476	1,541	1,471	1,234	5,309	5,722
Depreciation and amortization	1,575	1,634	1,637	1,640	1,600	1,585	1,655	1,776	6,486	6,616
Stock-based compensation (1)	96	106	102	85	93	111	108	111	389	423
Merger-related costs	—	41	53	102	113	222	159	126	196	620
Other, net (2)	3	2	7	6	2	2	3	(5)	18	2
Adjusted EBITDA	$2,956	$3,233	$3,239	$2,970	$3,284	$3,461	$3,396	$3,242	$12,398	$13,383

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as merger-related costs. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations)(1) to last twelve months net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019
Short-term debt	$3,320	$1,004	$783	$841	$250	$300	$475	$25
Short-term debt to affiliates	445	320	—	—	598	—	—	—
Short-term financing lease liabilities (1)	—	—	—	—	911	963	1,013	957
Long-term debt	12,127	12,065	11,993	12,124	10,952	10,954	10,956	10,958
Long-term debt to affiliates	14,586	14,581	14,581	14,582	13,985	13,985	13,986	13,986
Financing lease liabilities (1)	—	—	—	—	1,224	1,314	1,440	1,346
Less: Cash and cash equivalents	(2,527)	(215)	(329)	(1,203)	(1,439)	(1,105)	(1,653)	(1,528)
Net debt (excluding tower obligations)	$27,951	$27,755	$27,028	$26,344	$26,481	$26,411	$26,217	$25,744
Divided by: Last twelve months Net income	$4,509	$4,710	$4,955	$2,888	$3,125	$3,282	$3,357	$3,468
Net debt (excluding tower obligations) to last twelve months Net income Ratio	6.2	5.9	5.5	9.1	8.5	8.0	7.8	7.4
Divided by: Last twelve months Adjusted EBITDA	$11,501	$11,722	$12,139	$12,398	$12,726	$12,954	$13,111	$13,383
Net debt (excluding tower obligations) to last twelve months Adjusted EBITDA Ratio	2.4	2.4	2.2	2.1	2.1	2.0	2.0	1.9
Net debt is defined as Short-term debt, Short-term debt to affiliates, Short-term financing lease liabilities, Long-term debt (excluding tower obligations), Long-term debt to affiliates, and Financing lease liabilities less Cash and cash equivalents.

(1)
In Q1 2019, the adoption of the new lease accounting standard resulted in a reclassification of capital lease liabilities previously included in Short-term debt and Long-term debt to Short-term financing lease liabilities and Financing lease liabilities in our Consolidated Balance Sheet. In Q1 2019, we redefined Net debt (excluding Tower obligations) to reflect the above changes in classification and present Net debt (excluding tower obligations) on a consistent basis for investor transparency. The effects of this change are applied prospectively, consistent with the adoption of the standard. See Note 1 – Summary of Significant Accounting Policies in our Annual Report on Form 10-K for the year ended December 31, 2019, for additional details.

Free Cash Flow is calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	2018	2019
Net cash provided by operating activities	$770	$1,261	$914	$954	$1,392	$2,147	$1,748	$1,537	$3,899	$6,824
Cash purchases of property and equipment	(1,366)	(1,629)	(1,362)	(1,184)	(1,931)	(1,789)	(1,514)	(1,157)	(5,541)	(6,391)
Proceeds related to beneficial interests in securitization transactions	1,295	1,323	1,338	1,450	1,157	839	900	980	5,406	3,876
Proceeds from sales of tower sites	—	—	—	—	—	—	—	38	—	38
Cash payments for debt prepayment or debt extinguishment costs	(31)	(181)	—	—	—	(28)	—	—	(212)	(28)
Free Cash Flow	668	774	890	1,220	618	1,169	1,134	1,398	3,552	4,319
Payments for merger-related costs	—	17	23	46	34	151	124	133	86	442
Free Cash Flow, excluding payments for merger-related costs	$668	$791	$913	$1,266	$652	$1,320	$1,258	$1,531	$3,638	$4,761
Net cash (used in) provided by investing activities	$(462)	$(306)	$(42)	$231	$(966)	$(1,615)	$(657)	$(887)	$(579)	$(4,125)
Net cash provided by (used in) financing activities	$1,000	$(3,267)	$(758)	$(311)	$(190)	$(866)	$(543)	$(775)	$(3,336)	$(2,374)
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our guidance range for Free Cash Flow is calculated as follows:

	FY
(in millions)	2020 Guidance Range
Net cash provided by operating activities (1)	$7,900	$8,500
Cash purchases of property and equipment	(5,900)	(6,200)
Proceeds related to beneficial interests in securitization transactions	3,400	3,500
Free Cash Flow	$5,400	$5,800

(1)
Guidance for Net cash provided by operating activities excludes payments for merger-related costs and any settlement of interest rate swaps, which are not available without unreasonable effort and may be significant. The interest rate swaps will be settled upon the issuance of fixed-rate debt or the mandatory termination date of June 3, 2020. See Note 7 – Fair Value Measurements in our Annual Report on Form 10-K for the year ended December 31, 2019, for additional details.

The following table illustrates the calculation of our operating measure ARPU and reconciles this measure to the related service revenues:

(in millions, except average number of customers and ARPU)	Quarter								Year Ended December 31,
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	2018	2019
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,070	$5,164	$5,244	$5,384	$5,493	$5,613	$5,746	$5,821	$20,862	$22,673
Less: Branded postpaid other revenues	(259)	(272)	(289)	(297)	(310)	(326)	(346)	(362)	(1,117)	(1,344)
Branded postpaid phone service revenues	$4,811	$4,892	$4,955	$5,087	$5,183	$5,287	$5,400	$5,459	$19,745	$21,329
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	34,371	35,051	35,779	36,631	37,504	38,226	38,944	39,736	35,458	38,602
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07	$46.10	$46.22	$45.79	$46.40	$46.04
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,402	$2,402	$2,395	$2,399	$2,386	$2,379	$2,385	$2,393	$9,598	$9,543
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,583	20,806	20,820	20,833	21,122	21,169	20,837	20,691	20,761	20,955
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65	$37.46	$38.16	$38.54	$38.53	$37.95
Average Revenue Per User (ARPU) - Average monthly Service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com